Delisting Determination, The Nasdaq Stock Market, LLC, March 5, 2025, Arogo Capital Acquisition Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Arogo Capital Acquisition Corp. effective at the opening of the trading session on March 17, 2025. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1).
The Company was notified of the Staff determination on July 31, 2024, On August 6, 2024 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815. The hearing was held on September 12, 2024. On September 13, 2024, the Panel decided to suspend the Company from the Exchange and informed the Company of their Decision. The Company securities were suspended on September 17, 2024. The Staff determination to delist the Company securities became final on October 28, 2024.